Exhibit 99.1

FOR IMMEDIATE RELEASE May 7, 2014	CONTACTS:
	News Media Ruben Rodriguez	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129

WGL Holdings, Inc. Reports Second Quarter Fiscal Year 2014 Financial Results;

Raises Fiscal Year 2014 Non-GAAP Guidance

•	Consolidated earnings per share — $1.18 per share vs. $1.73 per share for the same quarter of the prior year

•	Consolidated non-GAAP operating earnings per share — $1.84 per share vs. $1.75 per share for the same quarter of the prior year

•	Earnings Guidance for fiscal year 2014 — increased to a range from $2.40 to $2.60 per share for non-GAAP operating earnings

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended March 31, 2014, of $61.2 million, or $1.18 per share, compared to net income of $89.5 million, or $1.73 per share, reported for the quarter ended March 31, 2013.

For the first six months of fiscal year 2014, we reported net income determined in accordance with GAAP of $79.8 million, or $1.54 per share, compared to net income of $141.9 million, or $2.74 per share, reported for the comparative period of fiscal year 2013. Our operations are seasonal and, accordingly, our operating results for the three and six months ended March 31, 2014, are not indicative of the results expected for the 12 months ending September 30, 2014.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) adjusts for the effects of applying GAAP to certain transactions or classes of transactions that are not representative of the ongoing operating earnings of the company. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of non-GAAP operating earnings, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the quarter ended March 31, 2014, non-GAAP operating earnings were $95.5 million, or $1.84 per share, compared to non-GAAP operating earnings of $90.7 million, or $1.75 per share, for the same quarter of the prior fiscal year. For the six months ended March 31, 2014, non-GAAP operating earnings were $146.9 million, or $2.83 per share, compared to non-GAAP operating earnings of $149.6 million, or $2.89 per share, for the same period of the prior fiscal year.

“Our second quarter results reflected continued strong performance at our regulated utility and record earnings in the storage and asset management portion of our Midstream Energy Services business,” said Terry D. McCallister, Chairman and Chief Executive Officer. “The extremely cold winter led to asset optimization opportunities that benefited our utility, midstream and retail energy marketing segments. The dramatic price volatility of natural gas in the eastern and mid-Atlantic states during this time highlights the growing imbalance between supply and demand in this part of the country. This also further validates our strategy to invest in low cost storage and to provide infrastructure solutions through our midstream business to move gas from producers in the Marcellus region to consumers in eastern demand centers.”

“Based on our year to date financial performance, which has exceeded our internal expectations, we are raising our non-GAAP per share earnings guidance by $0.25.”

Second Quarter Results by Business Segment

Regulated Utility Segment

For the quarter ended March 31, 2014, our regulated utility segment reported net income of $49.5 million, or $0.95 per share, compared to net income of $77.1 million, or $1.49 per share, reported for the same quarter of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $93.0 million, or $1.79 per share, for the quarter ended March 31, 2014, an increase of $11.9 million, or $0.22 per share, over non-GAAP operating earnings of $81.1 million, or $1.57 per share, for the same quarter of the prior fiscal year.

For the six months ended March 31, 2014, our regulated utility segment reported net income of $88.2 million, or $1.70 per share, compared to net income of $115.8 million, or $2.24 per share, reported for the six months ended March 31, 2013. After adjustments, non-GAAP operating earnings for the regulated utility segment were $143.4 million, or $2.77 per share, for the six months ended March 31, 2014, an increase of $18.3 million, or $0.35 per share, over non-GAAP operating earnings of $125.1 million, or $2.42 per share, for the same period of the prior fiscal year.

For both the three and six months ended March 31, 2014, higher non-GAAP operating earnings reflect: higher revenues from customer growth; new base rates in Maryland; an increase in realized margins associated with our asset optimization program; favorable effects of changes in natural gas consumption patterns in the District of Columbia and a decrease in the effective tax rate. Partially offsetting these favorable variances were higher operating and maintenance expenses.

Retail Energy-Marketing Segment

For the quarter ended March 31, 2014, the retail energy-marketing segment reported net income of $0.1 million compared to net income of $21.7 million, or $0.42 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating losses for the retail energy-marketing segment were $(3.7) million, or $(0.07) per share, for the quarter ended March 31, 2014, compared to non-GAAP operating earnings of $11.6 million, or $0.22 per share, for the same quarter of the prior fiscal year.

For the six months ended March 31, 2014, the retail energy-marketing segment reported net income of $3.4 million, or $0.07 per share compared to net income of $34.7 million, or $0.67 per share, reported for the same period of the prior fiscal year. Non-GAAP operating losses for the retail energy-marketing segment were $(2.8) million, or $(0.05) per share, for the six months ended March 31, 2014, compared to non-GAAP operating earnings of $23.6 million, or $0.46 per share, for the same period of the prior fiscal year.

For both the three and six months ended March 31, 2014, non-GAAP operating earnings reflect lower realized electric margins due to extreme price movements on commodity prices and higher capacity and ancillary charges from the regional power grid operator (PJM). The price movements were primarily the result of colder than normal weather that occurred throughout January 2014. Partially offsetting the electric margins were higher natural gas margins. Natural gas realized margins increased due to higher margins on portfolio optimization activity, spot sales to interruptible customers and hedge settlements. The quarterly pattern of margin recognition that the retail energy-marketing segment realizes varies from year to year.

Commercial Energy Systems Segment

For the quarter ended March 31, 2014, the commercial energy systems segment reported net income of $1.6 million, or $0.03 per share, an increase of $1.0 million, or $0.02 per share, over net income of $0.6 million, or $0.01 per share, for the same quarter of the prior fiscal year. Net income for the quarter increased due to higher solar renewable credits (SRECs) and solar generation revenue. For the six months ended March 31, 2014, the commercial energy systems segment reported net income of $1.5 million, or $0.03 per share, compared to net income of $1.7 million, or $0.03 per share, for the same period of the prior fiscal year. Net income for the six months ended March 31, 2014, was down as a result lower revenue from project work for government agency customers partially offset by increased SREC and solar generation revenue.

Midstream Energy Services Segment

For the quarter ended March 31, 2014, the midstream energy services segment reported net income of $13.8 million, or $0.27 per share, compared to a net loss of $(9.4) million, or $(0.18) per share, for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the midstream energy services segment were $7.0 million, or $0.14 per share, compared to non-GAAP operating losses of $(2.1) million, or $(0.04) per share, for the same period of the prior fiscal year.

For the six months ended March 31, 2014, the midstream energy services segment reported a net loss of $(8.0) million, or $(0.15) per share, compared to a net loss of $(8.1) million, or $(0.16) per share, for the same period of the prior fiscal year. Midstream energy services reported non-GAAP operating earnings of $8.2 million, or $0.16 per share, compared to non-GAAP operating earnings of $1.4 million, or $0.03 per share, for the same period of the prior fiscal year. The non-GAAP comparisons for both the quarter and year-to-date reflect favorable transportation spreads as a result of colder weather.

Other Activities

For the quarter ended March 31, 2014, other activities reported a net loss of $(4.1) million, or $(0.08) per share, compared to a net loss of $(0.6) million, or $(0.01) per share, for the same quarter of the prior fiscal year. Non-GAAP operating losses for other activities were $(2.7) million, or $(0.06) per share, compared to non-GAAP operating losses of $(0.6) million, or $(0.01) per share, for the same period of the prior fiscal year.

For the six months ended March 31, 2014, other activities reported a net loss of $(5.8) million, or $(0.12) per share, compared to a net loss of $(2.2) million, or $(0.04) per share, for the same period of the prior fiscal year. Other activities reported non-GAAP operating losses of $(4.0) million, or $(0.09) per share, compared to a non-GAAP operating loss of $(2.2) million, or $(0.05) per share, for the same period of the prior fiscal year. The non-GAAP comparisons for both the quarter and year-to-date reflect our corporate branding initiative costs and an increase in our ongoing business development activities.

Earnings Outlook

We are raising our non-GAAP consolidated earnings estimate for fiscal year 2014 in a range of $2.40 per share to $2.60 per share. In providing fiscal year 2014 earnings guidance, management is aware that there could be differences between what is reported earnings and estimated earnings for matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives. At this time, WGL management is not able to reasonably estimate the aggregate impact of these items on reported earnings and therefore is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to WGL’s website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m. Eastern Time on May 8, 2014, to discuss our second quarter fiscal year 2014 financial results. The live conference call will be available to the public via a link located on WGL’s website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on WGL’s website through June 9, 2014.

Headquartered in Washington, D.C., WGL is a leading source for clean and efficient energy solutions. Through our affiliates and strategic relationships, the Company offers a diverse set of energy sources including natural gas, wind and solar as well as a range of energy solutions – generation, storage, transportation, distribution, supply and efficiency – which serve customers in more than 25 states. WGL has five operating segments: Washington Gas Light Company, a regulated natural gas utility serving approximately 1.1 million customers in the metropolitan Washington, D.C., area; Washington Gas Energy Services, Inc., one of the largest natural gas, electricity and green energy suppliers in the Mid-Atlantic; Washington Gas Energy Systems, Inc., a distributed generation and energy efficiency business, offering solar, fuel cell, combined heat and power, and other technologies across the United States; WGL Midstream, a midstream energy services business, investing in and optimizing natural gas pipelines and storage facilities in the Midwest and Eastern United States; and Hampshire Gas, a natural gas storage business which owns and operates facilities in and around Hampshire County, West Virginia. As product and service innovation are critical for value creation and sustaining growth, we are continuously increasing our assets and investments in targeted clean energy sectors. This strategy supports WGL’s core business, as well as provides opportunity for growth through partnerships and investments. WGL’s diversity is its strength. We are dedicated to the sustainability of our business, the customers and communities we serve, and the environment. To learn more, visit www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results, as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)	March 31, 2014	September 30, 2013
ASSETS
Property, Plant and Equipment
At original cost	$4,241,016	$4,118,149
Accumulated depreciation and amortization	(1,244,752)	(1,210,686)
Net property, plant and equipment	2,996,264	2,907,463
Current Assets
Cash and cash equivalents	11,977	3,478
Accounts receivable, net	776,016	318,534
Storage gas	74,153	347,291
Other	168,592	150,708
Total current assets	1,030,738	820,011
Deferred Charges and Other Assets	735,215	532,586
Total Assets	$4,762,217	$4,260,060
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,314,338	$1,274,545
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	599,225	524,067
Total capitalization	1,941,736	1,826,785
Current Liabilities
Notes payable and current maturities of long-term debt	344,500	440,100
Accounts payable and other accrued liabilities	362,097	270,658
Other	305,712	239,319
Total current liabilities	1,012,309	950,077
Deferred Credits	1,808,172	1,483,198
Total Capitalization and Liabilities	$4,762,217	$4,260,060

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands, except per share data)	2014	2013	2014	2013
OPERATING REVENUES
Utility	$702,255	$527,174	$1,088,796	$875,107
Non-utility	471,995	364,209	765,751	703,012
Total Operating Revenues	1,174,250	891,383	1,854,547	1,578,119
OPERATING EXPENSES
Utility cost of gas	459,107	244,201	645,988	387,171
Non-utility cost of energy-related sales	426,286	323,740	731,637	622,889
Operation and maintenance	99,699	88,133	187,841	171,763
Depreciation and amortization	27,304	25,544	53,894	52,848
General taxes and other assessments	57,121	54,181	97,742	93,248
Total Operating Expenses	1,069,517	735,799	1,717,102	1,327,919
OPERATING INCOME	104,733	155,584	137,445	250,200
Equity in earnings of unconsolidated affiliates	543	301	1,033	546
Other income — net	342	781	561	1,210
Interest expense	9,525	8,951	18,517	18,144
INCOME BEFORE INCOME TAXES	96,093	147,715	120,522	233,812
INCOME TAX EXPENSE	34,550	57,880	40,020	91,259
NET INCOME	61,543	89,835	80,502	142,553
Dividends on Washington Gas Light Company preferred stock	330	330	660	660
NET INCOME APPLICABLE TO COMMON STOCK	$61,213	$89,505	$79,842	$141,893
AVERAGE COMMON SHARES OUTSTANDING
Basic	51,875	51,681	51,846	51,657
Diluted	51,899	51,828	51,864	51,759
EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.18	$1.73	$1.54	$2.75
Diluted	$1.18	$1.73	$1.54	$2.74
Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$49,456	$77,140	$88,177	$115,806
Non-utility operations:
Retail energy-marketing	70	21,680	3,385	34,701
Commercial energy systems	1,589	649	1,452	1,687
Midstream energy services	13,811	(9,401)	(7,977)	(8,125)
Other activities	(4,109)	(563)	(5,792)	(2,176)
Total non-utility	11,361	12,365	(8,932)	26,087
Intersegment eliminations	396	-	597	-
NET INCOME APPLICABLE TO COMMON STOCK	$61,213	$89,505	$79,842	$141,893

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS
									Twelve Months Ended March 31,
									2014	2013
Closing Market Price—end of period									$40.06	$44.10
52-Week Market Price Range									$46.96-$35.35	$44.30-$35.96
Price Earnings Ratio									114.5	14.5
Annualized Dividends Per Share									$1.68	$1.68
Dividend Yield									4.2%	3.8%
Return on Average Common Equity									1.4%	11.8%
Total Interest Coverage (times)									1.5	7.9
Book Value Per Share—end of period									$25.32	$26.58
Common Shares Outstanding—end of period (thousands)									51,901	51,703

UTILITY GAS STATISTICS
	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,
(In thousands)	2014		2013		2014		2013		2014	2013
Gas Sold and Delivered
Residential - Firm	$473,343		$357,800		$718,264		$579,211		$879,286	$739,150
Commercial and Industrial - Firm	109,022		81,184		169,240		132,311		211,242	171,079
Commercial and Industrial - Interruptible	1,221		1,320		1,742		1,809		2,655	2,195
Electric Generation	275		275		550		550		1,100	1,100
	583,861		440,579		889,796		713,881		1,094,283	913,524
Gas Delivered for Others
Firm	77,739		64,654		133,961		118,969		192,595	168,266
Interruptible	27,513		19,059		40,538		33,144		58,515	50,618
Electric Generation	132		101		246		182		620	764
	105,384		83,814		174,745		152,295		251,730	219,648
	689,245		524,393		1,064,541		866,176		1,346,013	1,133,172
Other	13,010		2,781		24,255		8,931		42,400	26,442
Total	$702,255		$527,174		$1,088,796		$875,107		$1,388,413	$1,159,614

	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,
(In thousands of therms)	2014		2013		2014		2013		2014	2013
Gas Sold and Delivered
Residential - Firm	405,619		343,558		631,686		553,050		740,061	650,408
Commercial and Industrial - Firm	97,407		85,461		160,577		140,875		200,644	176,747
Commercial and Industrial - Interruptible	897		1,367		1,461		2,071		2,287	2,632
	503,923		430,386		793,724		695,996		942,992	829,787
Gas Delivered for Others
Firm	250,319		212,630		408,960		363,090		534,053	486,959
Interruptible	92,072		101,024		169,769		177,061		263,591	269,752
Electric Generation	22,011		14,355		59,129		65,572		171,091	365,875
	364,402		328,009		637,858		605,723		968,735	1,122,586
Total	868,325		758,395		1,431,582		1,301,719		1,911,727	1,952,373
WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	309,024		320,129		519,590		531,019		691,042	709,079
Number of Customers (end of period)	165,000		171,000		165,000		171,000		165,000	171,000
Electricity Sales
Electricity Sales (thousands of kWhs)	3,052,249		3,044,866		5,880,642		5,848,583		12,165,078	12,234,493
Number of Accounts (end of period)	181,000		183,000		181,000		183,000		181,000	183,000
UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	76.23	¢	55.43	¢	68.97	¢	53.83	¢	66.34 ¢	53.12 ¢
HEATING DEGREE DAYS
Actual	2,440		2,151		3,834		3,460		4,143	3,689
Normal	2,099		2,115		3,443		3,463		3,755	3,778
Percent Colder (Warmer) than Normal	16.2%		1.7%		11.4%		(0.1)%		10.3%	(2.4)%
Average Active Customer Meters	1,119,993		1,107,004		1,115,361		1,102,917		1,111,271	1,099,352

10

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing segments; (ii) unrealized gains (losses) on certain derivatives for the long-term purchase of natural gas for the midstream energy services segment; (iii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iv) changes in the measured value of our inventory for our midstream energy services segment; (v) for our regulated utility segment, the estimated financial effects of warmer-than-normal/colder-than-normal weather as measured consistent with our jurisdictional tariffs, to the extent the effects are not offset by weather protection mechanisms; (vi) incremental legal and consulting costs associated with business development activities; and (vii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, to forecast future results and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•	To provide a more transparent and accurate view of the ongoing financial results of our operations, we exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment.

i.	For our regulated utility segment, we use derivatives with the primary objective of locking in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses; therefore, excluding these unrealized losses is consistent with regulatory sharing requirements.

ii.	For our retail energy-marketing segment, we use derivatives to lock in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not.

iii.	For the midstream energy services segment, we have entered into certain long-term natural gas purchase agreements which are accounted for as derivatives. These agreements were entered into to take advantage of potential basis spreads, not to hedge inventory. When the natural gas is delivered in the future, any gains and losses from the physical sale of that gas will be recognized.

With the exception of certain transactions related to the optimization of system capacity assets as discussed below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP operating results, as we are only removing interim unrealized mark-to-market amounts.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory; and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	Our non-utility midstream energy services segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain storage inventory is economically hedged with physical sales contracts. We adjust the value of that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•	Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. In the District of Columbia, Washington Gas may enter into weather protection products to help neutralize the estimated financial effects of warm or cold weather. To the extent that Washington Gas does not have weather protection or products, or the effects of weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•	We exclude certain incremental legal and consulting costs associated with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating operations.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended March 31, 2014
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Consolidated
GAAP net income (loss)	$49,456	$70	$1,589	$13,811	$(4,109)	$396	$61,213
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	47,005	(3,818)	-	1,137	-	-	44,324
Storage optimization program (c)	(1,301)	-	-	-	-	-	(1,301)
Change in measured value of inventory (d)	-	-	-	(7,930)	-	-	(7,930)
Incremental professional services fees (f)	-	-	-	-	1,373	-	1,373
DC weather impact (h)	(2,153)	-	-	-	-	-	(2,153)
Non-GAAP operating earnings (loss)	$93,007	$(3,748)	$1,589	$7,018	$(2,736)	$396	$95,526
GAAP diluted earnings (loss) per average common share (51,899 shares)	$0.95	$-	$0.03	$0.27	$(0.08)	$0.01	$1.18
Per share effect of non-GAAP adjustments	0.84	(0.07)	-	(0.13)	0.02	-	0.66
Non-GAAP operating earnings (loss) per share	$1.79	$(0.07)	$0.03	$0.14	$(0.06)	$0.01	$1.84

Three Months Ended March 31, 2013
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Consolidated
GAAP net income (loss)	$77,140	$21,680	$649	$(9,401)	$(563)	$-	$89,505
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	3,646	(10,407)	-	-	-	-	(6,761)
Storage optimization program (c)	1,152	-	-	-	-	-	1,152
Change in measured value of inventory (d)	-	-	-	7,272	-	-	7,272
Competitive service provider imbalance cash settlement (e)	(370)	369	-	-	-	-	(1)
Weather derivative products (j)	(425)	-	-	-	-	-	(425)
Non-GAAP operating earnings (loss)	$81,143	$11,642	$649	$(2,129)	$(563)	$-	$90,742
GAAP diluted earnings (loss) per average common share (51,828 shares)	$1.49	$0.42	$0.01	$(0.18)	$(0.01)	$-	$1.73
Per share effect of non-GAAP adjustments	0.08	(0.20)	-	0.14	-	-	0.02
Non-GAAP operating earnings (loss) per share	$1.57	$0.22	$0.01	$(0.04)	$(0.01)	$-	$1.75

Six Months Ended March 31, 2014
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated
GAAP net income (loss)	$88,177	$3,385	$1,452	$(7,977)	$(5,792)	$597	$79,842
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	62,767	(6,167)	-	15,517	-	-	72,117
Storage optimization program (c)	(2,424)	-	-	-	-	-	(2,424)
Change in measured value of inventory (d)	-	-	-	667	-	-	667
Competitive service provider imbalance cash settlement (e)	(294)	-	-	-	-	-	(294)
Incremental professional services fees (f)	-	-	-	-	1,813	-	1,813
Impairment loss on Springfield Operations Center (g)	464	-	-	-	-	-	464
DC weather impact (h)	(1,640)	-	-	-	-	-	(1,640)
Regulatory asset - tax effect Medicare Part D (i)	(3,621)	-	-	-	-	-	(3,621)
Non-GAAP operating earnings (loss)	$143,429	$(2,782)	$1,452	$8,207	$(3,979)	$597	$146,924
GAAP diluted earnings (loss) per average common share (51,864 shares)	$1.70	$0.07	$0.03	$(0.15)	$(0.12)	$0.01	$1.54
Per share effect of non-GAAP adjustments	1.07	(0.12)	-	0.31	0.03	-	1.29
Non-GAAP operating earnings (loss) per share	$2.77	$(0.05)	$0.03	$0.16	$(0.09)	$0.01	$2.83

Six Months Ended March 31, 2013
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated
GAAP net income (loss)	$115,806	$34,701	$1,687	$(8,125)	$(2,176)	$-	$141,893
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	8,851	(11,462)	-	-	-	-	(2,611)
Storage optimization program (c)	1,062	-	-	-	-	-	1,062
Change in measured value of inventory (d)	-	-	-	9,543	-	-	9,543
Competitive service provider imbalance cash settlement (e)	(370)	369	-	-	-	-	(1)
Weather derivative products (j)	(282)	-	-	-	-	-	(282)
Non-GAAP operating earnings (loss)	$125,067	$23,608	$1,687	$1,418	$(2,176)	$-	$149,604
GAAP diluted earnings (loss) per average common share (51,759 shares)	$2.24	$0.67	$0.03	$(0.16)	$(0.04)	$-	$2.74
Per share effect of non-GAAP adjustments	0.18	(0.21)	-	0.19	(0.01)	-	0.15
Non-GAAP operating earnings (loss) per share	$2.42	$0.46	$0.03	$0.03	$(0.05)	$-	$2.89
* Per share amounts may include adjustments for rounding
(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2014
	Quarterly Period Ended
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income	$18,629	$61,213			$79,842
Unrealized mark-to-market loss on energy-related derivatives (b)	27,793	44,324			72,117
Storage optimization program (c)	(1,123)	(1,301)			(2,424)
Change in the measured value of inventory (d)	8,597	(7,930)			667
Competitive service provider imbalance cash settlement (e)	(294)	-			(294)
Incremental professional services fees (f)	440	1,373			1,813
Impairment loss on Springfield Operations Center (g)	464	-			464
DC weather impact (h)	513	(2,153)			(1,640)
Regulatory asset - tax effect Medicare Part D (i)	(3,621)	-			(3,621)
Non-GAAP operating earnings	$51,398	$95,526			$146,924
Diluted average common shares outstanding	51,827	51,899			51,864
GAAP diluted earnings per average common share	$0.36	$1.18			$1.54
Per share effect of non-GAAP adjustments	0.63	0.66			1.29
Non-GAAP operating earnings per share	$0.99	$1.84			$2.83

Fiscal Year 2013
	Quarterly Period Ended
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income	$52,388	$89,505			$141,893
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss on energy-related derivatives (b)	4,150	(6,761)			(2,611)
Storage optimization program (c)	(90)	1,152			1,062
Change in the measured value of inventory (d)	2,271	7,272			9,543
Weather derivative products (j)	143	(425)			(282)
Competitive service provider imbalance cash settlement (e)	-	(1)			(1)
Non-GAAP operating earnings	$58,862	$90,742			$149,604
Diluted average common shares outstanding	51,688	51,828			51,759
GAAP diluted earnings per average common share	$1.01	$1.73			$2.74
Per share effect of non-GAAP adjustments	0.13	0.02			0.15
Non-GAAP operating earnings per share	$1.14	$1.75			$2.89

Footnotes:

(a)	Non-GAAP adjustments are shown net of tax based on the composite tax rate for each segment. For the three months ended March 31, 2014 and 2013, the tax expenses related to the adjustments were $23.2 million and $0.9 million, respectively.
(b)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives for regulated utility, retail energy-marketing, as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment that were recorded to income during the period. For the regulated utility segment, the portion of our unrealized mark-to-market gains and losses that are not recognized as being shared with customers are recorded directly to income for GAAP purposes. All unrealized mark-to-market gains and losses for the retail energy-marketing and midstream energy services segments are recorded directly to income.
(c)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(d)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(e)	Represents amounts collected and expected to be collected by the regulated utility segment and the expense and payment made by the retail energy-marketing segment to the regulated utility segment in relation to the refund to customers ordered by the Public Service Commission of Maryland (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments.
(f)	These costs include incremental legal and consulting costs in connection with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating opportunities.
(g)	During the first quarter of fiscal year 2014, Washington Gas recorded an impairment charge related to its Springfield Operations Center. Non-GAAP earnings have been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.
(h)	Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. For fiscal year 2014, Washington Gas did not enter into weather protection products due to recent rate case activity and the pricing environment.
(i)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D (Med D) tax benefits for Washington Gas’ tax years beginning after September 30, 2013. On March 30, 2012, based on positions taken by the PSC of MD in Washington Gas’ rate case, Washington Gas determined that it is not probable that the PSC of MD would permit recovery of this asset. Therefore, the Maryland portion of the regulatory asset related to the Med D benefit was charged to tax expense. In November of 2013, the PSC of MD issued an order authorizing Washington Gas to establish a regulatory asset and amortize the costs related to the change in tax treatment of Med D.
(j)	For fiscal year 2013, Washington Gas entered into weather derivatives to neutralize the estimated financial effects of weather in the District of Columbia. These weather derivatives were recorded at fair value rather than being valued based on actual variations from normal weather. This adjustment is to exclude the portion of the fair value that is not directly offset by an increase/decrease in revenue due to weather.